Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Tidewater Shareholders Meeting

Event Date/Time: Jul. 12. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President, CEO

Jeff Platt

Tidewater - EVP

Steve Dick

Tidewater - EVP

Keith Lousteau

Tidewater - EVP, CFO, Treasurer

PRESENTATION

Dean Taylor - Tidewater - Chairman, President, CEO

Good morning. I’m Dean Taylor, Chairman, President and Chief Executive Officer of Tidewater, Inc., and it is my pleasure to welcome all of you to the Company’s 51st annual meeting of the shareholders.

I will serve as Chairman of the meeting and Clay Cambre, Corporate Counsel, will act as secretary of the meeting.

I call your attention to the agenda and rules of conduct that were prepared for the meeting. We will first take care of the formal business of the meeting and then we’ll report to you on the Company’s operations for fiscal 2007.

We will respond to all stockholder inquiries and comments, but during the formal business of the meeting we ask that you direct any comments to the particular item of business under discussion.

While we’re working at that, I’ll keep going.

If you have any questions or comments not directly related to any of the formal matters under discussion, please save them for the informal question and answer period following the business portion of the meeting.

Before proceeding to the business of the meeting, I would like to make some introductions. Our Directors and nominees are present for this morning’s meeting.

They — please stand — are Jay Allison, President, CEO, and Chairman of Comstock Resources, Incorporated, Chairman of Bois d’Arc Energy, Incorporated, Director of Regents of Baylor University, member of the advisory Board of the Salvation Army in Dallas, Texas.

Arthur Carlson, former Chairman of TCW Energy and Infrastructure Group, former Group Managing Director of TCW Group, Inc., and former Director of TCW Asset Management Company.

Richard du Moulin, who is not with us today, is also one of our Directors. He is President of Intrepid Shipping, the Former Chairman and CEO of Marine Transport Corporation, a member of the Board of the trustees and Chairman of the development committee of Seaman’s Church Institute, a trustee of the Storm Trysail Club, New York Yacht Club, and Friends of Georgetown Sailing.

Wayne Leonard, CEO and Chairman of the Entergy Corporation, also a Director of the National World War II Museum.

Jon Madonna, former Chairman, President, and Chief Operating Officer of DigitalThink, Incorporated, former President and CEO of Carlson Wagonlit Travel, former Vice Chairman of Travelers Group, former Chairman and CEO of KPMG, Director of AT&T Corporation, Free-McMoRan Copper & Gold, Incorporated, and Jazz Technologies, Inc.

Paul Murrill, Professional Engineer, former Chairman and Chief Executive Officer of Gulf States Utilities Company and former Provost and former Chancellor of Louisiana State University, former Senior Vice President of [Ethel] Corporation, former Director of Baton Rouge Water Company, the Shaw Center, and the advisory Board of the LSU Art Museum.

William O’Malley, former Chairman, President, and Chief Executive Officer of Tidewater, Inc., former Chairman and Chief Executive Officer of Sonat Offshore Drilling, former Director of Hibernia Corporation and Plains Resources, current Director of BE&K, Incorporated.

Richard Pattarozzi, former Vice President of Shell Oil Company E&P, former President and CEO of Shell Deepwater Development, Incorporated, current Director of Global Industries, Stone Energy, Incorporated, Superior Energy Services, and FMC Technologies; former Chairman and current trustee of the Offshore Energy Center, and trustee and secretary of the national World War II Museum.

Nicholas Sutton, Chairman and CEO of Resolute Natural Resources Company, Director of the St. Francis Hospital Foundation in San Francisco, founder and former Chairman and CEO of HS Resources, former Director of Kerr-McGee Corporation, Colorado Oil and Gas Association, and the association Board of the San Francisco Bay Area YMCA.

Jack Thompson, management consultant, former Vice Chairman of Barrick Gold Corporation, former Chairman and CEO of Homestake Mining Company, former Director of Phelps Dodge Company, Stillwater Mining Company, Resource Capital III LLC, Resource Capital Funds IV LLC, current Director of Century Aluminum Company and Rinker Group, Limited.

I will now introduce the Company’s officers and ask each to rise as introduced.

Keith Lousteau, Executive Vice President, Chief Financial Officer, and Treasurer; Steve Dick, Executive Vice President; Jeff Platt, Executive Vice President; Joe Bennett, Senior Vice President, Principal Accounting Officer, and Chief Investor Relations Officer; Nancy Morovich, Senior Vice President; William Brown, Vice President; Gerry Kehoe, Vice President; Craig Demarest, Vice President and Controller.

In attendance at today’s meeting are [Mike Keith] and Ricky Gibbs of Deloitte & Touche, the Company’s independent registered public accounting firm. Mike and Ricky have just stood.

Should any shareholder desire to address any inquiries to Mike or Ricky relating to the financial position of the Company, they will be happy to respond during the question and answer session that follows the business portion of this meeting.

Tidewater has a very active Audit Committee, all of the members of which are outside Directors. Nine meetings of this very important committee were held during the past year. We have with us today John Madonna, who is currently serving as Chairman of the Audit Committee.

Should any of you have questions relating to the activities of the Audit Committee, I’m sure that John will be pleased to respond appropriately during the question and answer portion of this meeting.

We will now proceed with the formal agenda of the meeting.

This meeting is being held pursuant to notice mailed on June 8th, 2007, to each shareholder of record on May 18th, 2007. All documents concerning the call and notice of the meeting will be filed with the records of this meeting.

I have been informed that immediately prior to the commencement of the meeting, holders of 50,611,941 shares of the Company’s voting stock were present in person or by proxy. This is 88.29% of the outstanding voting stock of the Company. I declare a quorum present at this meeting.

On behalf of the Board of Directors of the Company, we express our appreciation to all shareholders who returned their proxies.

Before proceeding with the meeting, I would like to describe the voting procedure. If any shareholder present has already submitted a valid proxy, it is not necessary to vote by ballots.

Those of you who requested ballots so that you could vote individually were provided them when you entered the meeting. If anyone needs a proxy card or ballot, please raise your hand and one will be delivered to you.

First matter to be acted upon is the election of three Directors to serve for a term of one year. The nominees are Richard du Moulin, Jay Wayne Leonard, and myself, Dean Taylor. Information about the nominees is in the proxy statement.

The Company has not received timely notice of any nominations by a shareholder, as required under the bylaws. Therefore, I determine the nominations closed. If there are no questions, I will proceed to the next order of business.

The next item of business is to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the corporation and its subsidiaries for the fiscal year ending March 31, 2008.

The selection of Deloitte & Touche as the Company’s independent registered public accounting firm for 2008 has been submitted for a ratification at this meeting.

If there are no questions, I will now proceed to the next item of business.

At this time, if anyone has not turned in his or her proxy card or ballot, please raise your hand and an usher will collect them. I now declare the polls closed.

I’ll now ask Jeff Platt, Steve Dick, and Keith Lousteau to report on the operational and financial state of the corporation.

Jeff?

Jeff Platt - Tidewater - EVP

Thank you, Dean. I’m very happy to be here today and walk through the operations portion of the presentation.

First off is our forward-looking disclaimer that’s required by our legal — read through that. Thank you.

This is our forward-looking disclaimer that’s required. Don’t think we need to spend too much time on this, so we can move on to the better part of the presentation.

This series of pictures is a representation of a Tidewater — actually, it is a real Tidewater vessel, an anchor handler, operating in Australia, offshore Australia. But it gives you some sense of the environment that the men and women at Tidewater operate in. It’s not a stable operating platform.

Often — can everyone hear me now? Okay, thank you. It gives you an indication of the daily operating environment that we’re in.

On the back deck of that anchor handler, there can be large pieces of equipment moving around, hopefully secured, but we need to operate in these conditions and do it in a very safe and effective manner.

In looking at the Tidewater lost time accidents, going back to 1998, you can see a nice trend downward, and again, that’s through the efforts of men and women at Tidewater. Again, we’ve taken lost time accidents in 1998 from 18 down to two in fiscal year 2007.

This is a graph comparing Tidewater’s TRIR, which is an incident ratio, to 200,000 man hours worked. Ready to go — okay.

Again, this is a graph showing how Tidewater compares with some other notable companies, Dow Chemical, DuPont, ExxonMobil, and BP, going back to 2001. And you can see a downward trend.

The Tidewater bar is the gold-colored bar, and again showing that on a TRIR, an incident ratio per 200,000 man hours worked, we’re in some very good company and, again, actually leading on this indices.

Why a positive outlook? Number one, favorable commodity pricing for our clients. Oil through last year averaged in the mid to upper 60s.

Most recently today, West Texas Intermediate crossed $73 a barrel, so our clients are in a very good market for their product, creating the demand for our services.

E&P spending is up, the Lehman mid-year report having overall total spending an increase of nearly 13% from last year.

Rig count is up, new rig construction currently today, there’s about 120, over 120, new rigs on order that will be delivered through 2010. All of those rigs and support equipment will need Tidewater services, marine equipment services.

In our worldwide areas of operation, we see strong demand in virtually every area that Tidewater has presence.

We have the largest new fleet in the industry, and that’s continuing to grow, and again, our international scope of operations, as you’ll see in the next several slides, showing that that’s the real strength of Tidewater.

Our international operations are driving earnings. Today, Tidewater is the most internationally diverse Company in the industry, bar none. We have 49 years of international experience. We’re not new to that game.

Continuing to grow international market share, improving vessel utilization and day rates for earnings and growth as you’ll see in some of the slides coming up, worldwide and specifically in the international market.

Last year, in fiscal year ‘07, 79% of our revenue and 78% of our profit was driven from our international operations.

I talked about the overall spending of 13%. When you drill down into that, excluding Canada, the forecast for the spending from the operators is about 20% international, so a bulk of the increases are the international spend on the oil and gas side for E&P.

We kind of go back in history — this is Tidewater in 1997, and it shows our fleet was deployed on a worldwide basis.

You’ll see in North America there was about 243 vessels. That represented about 43% of the Tidewater fleet that was deployed domestically. The other 57% were in other areas of operation in the world.

We fast forward to March 2007, where we are today. You can see in North America, we have 45 units, the rest of the fleet deployed worldwide on a percentage basis about 12% of our fleet is deployed domestically, 88% international.

If you look at the rig count in the Gulf of Mexico over these two time periods, there’s about a 40% reduction in the moveable drilling units moving out of the Gulf of Mexico and moving into the international marketplace.

Taking a look at our international day rates and utilizations, the blue color is the day rate slide, and going back to ‘04, 604, and coming to March ‘07, you can see a nice trend going up from just under $5,500 a day to over $9,000 a day on an average. Utilization, at the same time, is in the 70% up to I guess right about 80%.

I will make a comment there. That utilization includes all vessels, stacked vessels. If you took those out and looked at the active vessels we have, that utilization is approaching 90% or pretty much full-out operations of our vessels that we’re actively marketing.

Take a look at how the new vessels versus the remaining vessels — new vessels here, these are vessels that were built or acquired since 2000.

If you take a look at those to see that, one, the new vessel day rates have a higher trajectory on the day rates, but, again, on the remaining vessels, again, a nice progression, steady increases on the day rates.

If you take a look at total growth on the international side, since 2005 to fiscal 2007, it’s a 42% total growth. And one thing to remember on the international day rates, those are typically longer contracts, so as the increase occurs, it takes a little bit of time to roll those contracts over.

On the domestic side, again, the blue is the day rates and you can see a dramatic increase going back from ‘04 up to just slightly over $5,000 to over $13,000 a day in average day rates and utilization just over 50% to around 70%. And, again, that’s for Tidewater’s total fleet, inclusive of stacked vessels.

If you took those out, again, it’s pretty much 100%. We’re operating at about 100% capacity when you take into consideration dry docks and required maintenance on the vessel.

In the split on the new vessels and the remaining vessels, you can see, again, a nice progression on day rates, up to currently we’re at about 14,000 per day.

The one thing on the new vessel slide, that does include a vessel mix. It has some new crew boats, which is why you see actually the remaining vessels and the new vessels very close to the same day rate. But, again, we’ve had good day rate increases throughout on both the new and the older fleet, domestically.

If you take a look at the day rates for the Gulf of Mexico, again, looking at that, about 125% total growth since fiscal year ‘05. Again, in the Gulf of Mexico domestically, these are typically shorter-term contracts. We have the ability to move the day rates in a much quicker fashion, as demonstrated.

The largest new fleet in the industry, take a look at Tidewater in fiscal year 2000, there were about 509 vessels that were contributing to Tidewater’s profit in that year.

The average age was 19 years, and that was about 100% of the profit, since we didn’t have any new vessels at that time, new vessels, again, being acquired or delivered since January 2000.

If you fast forward to today, fiscal year 2007, the mix of vessels built prior to January 2000, 321, now on top of that another 105 we call them new vessels.

And if you see the average age, 25 years for the 321 older vessels, average age of five for the 105 that contributed to Tidewater’s profit in fiscal year ‘07. You can see the percent profit contribution. Nearly 50% of the contribution of profits is coming from Tidewater’s new fleet.

The largest new fleet in the industry. This shows you what we’ve done. The total fleet today, around 408, and that is excluding our stacked vessels, of which there was about 144 new vessels, and that’s including 35 that were under construction at year end, fiscal year end.

See what we’ve done, at the same time, we’ve removed from service, removed from Tidewater’s fleet, around 370 vessels, of which 297 were sold, 71 were scrapped.

Of the ones sold, those were primarily sold and removed from our industry into the fishing industry, other transportation services. They’re not competing against Tidewater in the market.

Steve?

Steve Dick - Tidewater - EVP

Good morning. Can you hear me now? One of the challenges that certainly faces us as managers is to make sure that we’re getting the right equipment at the right time and renewing our fleet in a timely fashion and doing that with a little bit of discipline.

So my charge nowadays is to find ships where we can get them that fit our portfolio and to get them at a price that makes sense for Tidewater to acquire that equipment. This chart here is a picture of the Sutton Tide being launched in Poland.

We are building 12 vessels, currently, at the Remontowa Shipyard in Poland, and this is a 10,000-horsepower, 120-ton [solid hull] vessel that was recently launched, I think a couple of weeks ago.

These commitments that we’ve had for these vessels are different types, as I said, to fit Tidewater’s portfolio.

At this point, we have commitments to various shipyards around the world for four PSVs, for three tugs, 24 anchor-handling towing supply vessels, and 14 PSVs of various sizes and capacities to fit our customers’ needs.

These are where we’re building. We’ve got six in the U.S. We’ve got two that are building in Brazil, 12, as I mentioned earlier, in Poland. We’ve got one acquisition of a newer vessel that we just made in the Middle East. We’ve contracted for four large PSVs in India. We’ve got nine working in Singapore and Batam and 11 that are on contract in China.

China, at this point, is the most economic and deliverable vessels. They have a building boom. There are new shipyards sprouting up almost every day, and of course we’re canvassing that on a daily basis to make sure that we can try to get the best bang for our buck in buying these vessels.

Last year, last fiscal year, we delivered eight vessels. This year, we will be taking delivery this fiscal year of 22 vessels, four of which we have already taken delivery of, which is a tug, a PSV, and two anchor handlers.

The remaining we’ll fold into the year probably almost a couple of months going forward.

We filled in 2009 with 12 vessels. My expectation is that we will be doing some more where we’ll be filling in those vessels, as well, for 2009 deliveries, 14 in 2010, and we’re just barely scratching the surface for 2011 and scouring the market on a worldwide basis to try to find more equipment that will fit into Tidewater’s portfolio.

And, with that, I’ll turn it over to Keith and he can tell us how much all that’s going to cost.

Keith Lousteau - Tidewater - EVP, CFO, Treasurer

Mr. Chairman, Directors, fellow employees and, I guess most importantly, fellow stockholders, for the third year in a row it’s my leisure to be able to present to you the financial report on the results of operations from Tidewater for fiscal 2007.

The numbers, the story, is such a good one that when I was putting my slides together, I was worried that might skip something, so I thought I’d start off at the end. I think the punch line for Tidewater is so good that we need to get right into it.

Starting in 2005, I started putting up a slide that wasn’t the door prize, necessarily, but it depicted that was the fifth-highest earning year in the 49-year history of the Company.

When we came along to last year, for fiscal 2006, we had moved up to the second highest in the 50-year history of the Company and obviously, at that point of time, we had set our goals on where we really wanted to go.

When asking around the Company, a few employees, whether they thought we made it, when I asked Chris Orth, Chris obviously thinks he knows where the punch line is heading.

I chose Chris for the depiction because he kind of epitomizes the enthusiasm and the work ethic of 8,000 employees around the world who jointly and through joint efforts were able to achieve the number one position.

We’re glad to report to you that the fiscal report, the earnings for fiscal 2007 were the highest in the history of the Company.

To look at it in some absolute terms, we have to introduce a new word to the Tidewater vocabulary and thank goodness this is not a Lousteau make-up word. We’re going introduce to you the B word. Revenues for the first time exceeded $1 billion. Sounds awful nice, doesn’t it?

Revenues of $1.125 billion, profits for the year of $356 million, just a little bit short of $1 million for every day of the year.

Earnings per share, $6.31, obviously a new record of the Company, a new high.

Cash flows from operations during the year, revenues from our customers above all of the operating costs of the Company totaled $435 million.

Last year was kind of a slack year for capital improvements. As Steve showed you, we only had delivery of seven or eight vessels. We spent $235 million of the $435 million that we took in replacing the fleet.

Stockholders’ equity grew to almost $1.9 billion. Again, stock price at the end of the year, which seemed a little insignificant as of today closed the fiscal year at $58.58.

Those were absolutes and in looking at and trying to compare how impressive those numbers were from where we were merely in 2006, I thought I’d show the comparison, because it truly was a very successful growth year for Tidewater.

As you can see, revenues were up about 28%, net earnings were up 51%, earnings per share were up 55%, all pretty impressive numbers.

The stock number, although it’s shown there at 6%, which was I guess a nice, moderate growth for the year, as we checked the Quotron machines this morning as we came to the meeting at $76 per share, we were up 36% from the end of the fiscal ‘06 year.

Another way of depicting that earnings growth for Tidewater, it certainly has been the last three years have been an exciting time for earnings growth. Our earnings growth over that three-year period of time have grown at a compounded 78% return.

I get kind of monotonous, because every time I describe Tidewater, I always want to talk about my balanced triangle.

I want to talk about the management approach to managing Tidewater that’s producing these financial results that we’re looking at here today.

So far, we’ve been talking about performance, delivering the numbers as expected, but we don’t — at the same time, we don’t go out on a limb just to generate performance.

At the same time, we’re dedicated to growing the Company through renewing the fleet, and we’re also dedicated to maintaining our financial strength.

And as we go through a little bit further into the depiction, you’ll see how all three of those are really coming together quite well for Tidewater.

As from the growth side, as Steve has just pointed out, at the end of the year, we had 35 vessels under construction at a total cost of $520 million.

Since then, we’ve added a net 10 more vessels, we’ve contracted for 14, but we took delivery of four, so as we stand here today we’ve got 45 vessels under construction for a total cost of right at $750 million, a pretty impressive new construction program going on here.

The balance sheet of the Company, once again, signifying the financial strength of the Company, $400 million in cash at the end of the year, $300 million in debt, which meant we were — effectively, we had no debt at the end of the year, stockholders’ equity on a book basis of $1.8 billion and on a stock market basis that they have somewhere in excess of $4 billion.

We’ve done all of this over the last 12 to 15 months not forgetting our stockholders. We remember our stockholders.

During this period of time, we have returned to our stockholders, in addition to growing Tidewater, we’re taken $188 million out of the Tidewater coffers and returned it to our stockholders.

So growing the Company, growing the fleet, remaining financially strong, producing the right performance numbers, and returning substantial returns to our stockholders.

I want to call this my legacy slide. We’ve got two Directors who are retiring and leaving the Board today, Dr. Murrill and Mr. Carlson are leaving. And I think when they walk out, they sure can walk out with their head pretty high. How would you like to leave with such a record?

In fiscal 2007, record earnings for the Company, record revenue, that billion, that B word again, record cash provided, record cash on hand, over $400 million.

Every day, I think Joe told me this morning, out of the last 18 trading days, we’ve had 12 record days, record close on the stock, not just during the day, but record-high closes in the history of the Company, new construction order book at $750 million is at an all-time high.

And Bill O’Malley reminded us at a dinner last night, we also have recently signed the single largest vessel revenue generating contract in the history of the Company.

The vessel that we call the William C. O’Malley has recently signed a two-year fixed-term contract that will generate in excess of $40 million from one boat.

You saw Jeff earlier put up his 1997 slide. 1997, immediately after the Hornbeck merger, we were operating about 135, 180-foot supply boats in the Gulf of Mexico.

It took 16 of those vessels, of the 135, to generate what this one vessel is going to be generating on a daily basis, certainly Tidewater’s reaction to a changing environment around the world and just an example of the changing nature of Tidewater.

And, certainly, expectations for the future, I don’t know how you gauge it, if you could call it a high or if you could call it a record, but they certainly are very substantial. So one heck of a legacy slide for our two Directors to ride off into the sunset.

We talk about the triangle, we talk about growth, we talk about earnings, we talk about financial strength. Look at the depiction of what it’s done for Tidewater, starting with perhaps the year 2000.

As Jeff said, we had no new boats. We were earning about $1.37 per share. Over the last five years, the growth has been steady and dramatic, from $0.73 per share up to $5.94 for last year. That’s after taking out some vessel sales. We wanted it to be a fair number.

The so-called analysts, the experts, are projecting for Tidewater for next year that earnings will continue to grow.

We know that the new vessels are going to contribute. We know, as Steve said, we have another I think 18 vessels to be delivered this fiscal year, so the percentage of contribution from those vessels will be going up.

And almost more significantly, if you’re a mathematician, think back when you had 510 vessels, 19 years old and to stop the aging of the fleet and stop it in its tracks to where we’ve kept the average age at 19, it’s been quite a job, disposing of perhaps up to 300 of the old vessels while adding about 145 of the new vessels.

So the average age is still probably — it’s a mathematical number. That’s even not a fair depiction of where we stand, because 50% of the earnings are coming from vessels that are less than five years of age.

That’s kind of the end of my presentation on 2007. It’s history. It’s gone. We’d like to relive it, but unfortunately that’s not the way it is, so I thought I’d give you a few comments on 2008, kind of what to look forward in 2008.

Although we don’t give guidance, we don’t tell people what we expect to earn during the year, we are quite free with our goals and our objectives for 2008, and I think you’re probably going to get — when I throw them up here on the Board, you’re going to get a little bored.

You’re going to think it’s a little monotonous, but the goals for 2008 are exactly the same as they have been for the last two to three years. We want to deliver results to our stockholders. We want to renew the fleet on a systematic and on a method that maintains our financial strength.

We’re maintaining the balance sheet. We’re maintaining the opportunity to make the right acquisition at the right price, at the right time, whenever it comes along.

So 2008, it holds promise. We think the philosophy of managing the Company is still valid today, as it has been during this period.

So, Mr. Chairman, that’s my report to the stockholders.

Dean Taylor - Tidewater - Chairman, President, CEO

Can everybody hear me? Anyone not able to hear me? We let Keith start making presentations three years ago. It looks like I should have started about five years ago. Ever since he’s made the presentations, they’ve been quite good ones.

Now it’s time to announce the results of the ballot taken. Will the secretary please hand me the results of the ballot?

The results show that all of the proposals have comfortably passed by the required votes. I hereby declare that the nominees for Director have been duly elected and that the appointment of Deloitte & Touche as independent registered public accounting firm for the corporation for fiscal 2008 has been duly ratified.

We now come to that part of the agenda providing for general questions and discussion. Anyone wishing to address the meeting should rise.

After recognition by the Chair, please state your name, city of residence and indicate whether you are a shareholder or a proxy for a shareholder and proceed with your question or comment.

I once had someone tell me (technical difficulty) and father John Laborde and John, I think, is here with us today, were the founders of Tidewater in 1956.

Cliff joined the Company in 1992 as a Senior Vice President and General Counsel. Cliff and the Laborde family have made a tremendous impact upon the lives of people — of thousands of people through time.

I went and did a calculation the other day, and I said, well, just suppose that this corporation employed 2,000 people for 51 years, and each of those people had a family of four individuals in the family.

If you multiply all that out, that means that this family, the Laborde family, has had an influence on almost 500,000 people through the 51 years of this corporation’s existence.

So that means lots of kids have been sent to school, lots of houses have been built, lots of benefits for the community in which the Company was located.

And that’s just direct benefits and economics to have a multiplier effect normally of four or five times that, so you think of all that activity that was generated by the idea of [Doc] Laborde and then as it was prosecuted by his brother John Laborde for 38 years as Chairman.

So, Cliff, I’d like to thank you for your efforts in being our General Counsel for 15 years, and I’d also like to thank your family for all that it’s done for all of us for 51 years.

Starting today, this will be the first day in 51 years where we will have a corporation without a Laborde in the senior management of the Company, and I just hope that the management team that’s with us today for the next 51 years can have a legacy behind it that the Laborde family has left for this corporation.

So, Cliff, John, thank you very, very much.

Another thing that’s sort of interesting is that there are very few corporations in the world today where an employee has 50 years of service in that corporation.

We, in fact, are one of those corporations, and with us today is Mr. [Horace Solar], Senior Marine Superintendent for our Mexican division. Horace started working for Tidewater as a deckhand on June the 19th, 1957. In fact, we have secretaries that weren’t even born then.

Through the years, Horace was promoted to the position of Relief Captain, Licensed Master, Port Captain, Operations Manager, In-Shore Towing Division, Inspector of New Vessel Construction and, finally, Senior Dry Docking Superintendent.

Horace was, in fact, my first supervisor when I started with the Company 29 years ago, and much of what little I know about our business I can attribute to his tutelage. Horace is one of the employees whom we describe as bleeding Tidewater orange.

To list all of his accomplishments would take more time than we have today, but, Horace, for all that you have done for our Company through the years, would you please come forward and et me shake your hand? I don’t know who that young fellow is right there.

Dr. Paul Murrill has served on our Board of Directors since 1981. Paul has served as Chairman of the Audit Committee and has served on the Executive Committee, Finance Committee, Nominating and Corporate Governance Committees, Compensation Committee, and as lead Director over the years.

He was born in St. Louis, but group up in Mississippi, one of the fine tributes to the man. He graduated from Ol’ Miss with a degree in chemical engineering and served on an aircraft carrier in the Navy for three years following graduation.

Paul then moved to Lake Charles with his wife Nancy, where he worked as an engineer for the chemical division of PPG.

One year later, Paul and Nancy moved to Baton Rouge, where Paul received his master’s and PhD in chemical engineering, with a minor in modern physics in 1963 from LSU.

Paul joined the chemical engineering faculty at LSU as an assistant professor and was made Chairman of the department three years later.

During that time, Paul was the author or co-author of 11 books on process control, math modeling and computers. Paul was named Provost of LSU in 1968 and Chancellor in 1974 and retired from LSU at the end of 1980.

Paul joined Ethel Corporation as a Senior Vice President in charge of research and develop for two years. He then became Chairman and CEO of Gulf States Utilities from 1982 to 1987. Paul has over 200 years of public Board service, including service on 10 New York Stock Exchange Companies.

He currently serves on the Boards of the Baton Rouge Water Company, the Shaw Center and the Advisory Board of the LSU Art Museum.

One thing that some people don’t know about — most people don’t know about Paul is that in August of 2003, in order to celebrate 50 years of publication, InTech Magazine, the official magazine of the Instrumentation Systems and Automation Society chose to name 50 persons worldwide who had been the most influential in advancing automation, instrumentation and controlled technologies.

The 50 started with James Watt and his fly ball governor in 1774. And the 50 included Dr. Paul Murrill as their selection, number 50. Paul has acted in the University Baptist Church in Baton Rouge, where he teaches an adult Sunday school class and he loves spending time with his family.

Paul, thank you for all you’ve done for our corporation.

Mr. Art Carlson has served on our Board of Directors since 1982. Art has served as Chairman of the finance committee and has also served on the audit committee, executive committee, compensation committee and the nominating and corporate governance committee over the years.

Art was raised in Hopkins, Minnesota, and graduated from the University of Minnesota with a degree in business and a master’s in finance.

Paul eventually became a Vice President of the capital markets department of the Prudential Insurance Company of North America and was earmarked to become the next President of Prudential Life Insurance when he was invited to join the Trust Company of the West, TCW, in 1982, to start the oil and gas department.

Art held several key positions at TCW, including Chairman of the TCW Energy and Infrastructure Group, Group Managing Director of TCW Group, Incorporated, and Director of TCW Asset Management Company, before recently retiring from the Company.

Art now enjoys spending time with his wife, Susan, who was pictured in the previous slide, his daughter, Stephanie and his granddaughter, Courtney, and he still manages to find time for the other loves of his life, hunting and yachting. Art, thank you for all you’ve done for our corporation.

This brings us to the conclusion of our meeting. I would like to express my appreciation to all of you attending today, including our employees, shareholders, customers, suppliers, advisers and friends and I want to thank you for your cooperation, support, and friendship.

This meeting is adjourned. Thank you.

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